Exhibit 99.1

Antero Resources Announces Sale of Oklahoma Midstream Assets for $268 Million

Denver, Colorado, October 1, 2010—Antero Resources today announced that it has entered into definitive agreements to sell its midstream assets located in the Woodford Shale area of the Arkoma Basin of Oklahoma to affiliates of Cardinal Midstream, LLC (“Cardinal”) for $268 million in cash.

Under the agreements, Antero will sell to Cardinal its 60% membership interest in Centrahoma Processing LLC, which is a joint venture with MarkWest Energy Partners, L.P. that operates two cryogenic processing plants in the Arkoma Basin that currently have 100 MMcfd of natural gas processing capacity.  In addition, Antero will sell to Cardinal approximately 50 miles of gathering pipeline in Antero’s Northern Front and East Rockpile areas of the Woodford Shale play and its amine treating plant for CO2 removal located in the East Rockpile area that currently has 42 MMcfd of capacity.

Closing of the sale, which is expected to occur in early November 2010, is subject to customary closing conditions and will have an effective date of September 30, 2010.

The proceeds from the sale will be used to further enhance Antero’s liquidity position and for general corporate purposes.  Following closing, Antero is expected to have approximately $400 million of available and undrawn borrowing capacity under its bank credit facility.

Goldman, Sachs & Co. acted as financial advisor and Vinson & Elkins L.L.P. acted as legal counsel to Antero in connection with the transaction.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.

Cardinal Midstream, LLC is a privately held midstream company founded in 2008.  Investors in Cardinal include the EnCap Energy Infrastructure Fund managed by EnCap Flatrock Midstream and EnCap Energy Capital Fund VII managed by EnCap Investments.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.